EXHIBIT 10.21

EXECUTIVE SEVERANCE PRACTICE

Colleagues who are terminated without cause and for reasons unrelated to poor performance will receive 2 weeks of severance for each year of service, subject to minimum and maximum severance amounts based on current salary level, and in exchange for a signed severance agreement and release. Colleagues with a base salary of $300,000 or above will receive a minimum severance payment of 26 weeks’ salary and a maximum severance payment of 52 weeks’ salary. Severance will be paid in a lump sum, less applicable withholdings.

Colleague benefits will continue for a month after the month in which termination occurs. If the colleague elects continuation coverage under COBRA, the first month of coverage will be at active employee rates and will not count toward the COBRA continuation period. Outplacement will be offered in accordance with our outplacement policy.

For the avoidance of doubt, nothing herein will be a guarantee or entitlement of a particular level of severance payments or benefits and any determinations made hereunder will be on a case-by-case basis. CFG may terminate or amend this practice at any time.